UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 9, 2012

Date of Report (Date of Earliest Event Reported)

Dakota Plains Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53390	20-2543857
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Grove Lane East Wayzata, Minnesota		55391
(Address of Principal Executive Offices)		(Zip Code)

(952) 473-9950

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2012, our board of directors appointed Robert C. Henry to serve as the company’s vice president of operations effective as of the same date. Henry, age 41, most recently served as the director of freight rail for CDM Smith Inc., a private consulting, engineering, construction and operations firm providing solutions in water, environment, transportation, energy and facilities worldwide, from March 2010 to April 2012. From November 2006 to March 2010, he served as the vice president of marketing and sales with Twin Cities & Western Railroad Company.

In connection with Mr. Henry’s appointment, our company has entered into an Employment Agreement with him that provides for an initial annualized salary of $150,000 and such bonuses as may be determined by our board of directors or its compensation committee, though our company is not obligated to pay any bonuses. Under the Employment Agreement, Mr. Henry is restricted from disclosing our confidential information or competing with our company or soliciting its employees to engage in other employment during the term of his employment with us and for two additional years thereafter. The Employment Agreement is effective for an initial term from April 9, 2012 through April 9, 2014. A copy of the Employment Agreement is filed with this current report on Form 8-K as Exhibit 10.1.

Pursuant to his Employment Agreement and a Restricted Stock Agreement in the form previously approved by our board of directors, on April 9, 2012, Mr. Henry received a grant of 15,000 restricted shares of our company’s common stock, which vest in full on the first anniversary of the date of grant. The restricted shares are subject to accelerated vesting upon either (a) a change in control of our company or (b) termination of Mr. Henry’s employment by us for any reason other than certain limited circumstances. Any unvested restricted shares underlying Mr. Henry’s grant will be automatically forfeited by him in the event Mr. Henry terminates his employment with our company for any reason.

Item 9.01	Financial Statements and Exhibits.

(b) Exhibits

10.1	Employment Agreement with Robert C. Henry dated April 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2012	DAKOTA PLAINS HOLDINGS, INC.

/s/ Timothy R. Brady
Timothy R. Brady
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
10.1	Employment Agreement with Robert C. Henry dated April 9, 2012	Filed Electronically